Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

December 8, 2009

City National Corporation
City National Plaza
555 S. Flower Street

Los Angeles, California 90071

RE:         Registration Statement on Form S-3 (Registration No. 333-163437 and 333-163437-01)

Ladies and Gentlemen:

We have acted as special counsel to City National Corporation (the “Company”) in connection with the offering and sale by City National Capital Trust I (the “Trust”) of $250,000,000 aggregate liquidation amount of 9.625% Cumulative Trust Preferred Securities (the “Trust Preferred Securities”).

We have examined:  (i) the Registration Statement on Form S-3 (Registration Nos. 333-163437 and 333-163437-01) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 2, 2009 by the Company and the Trust; (ii) the preliminary prospectus dated December 2, 2009 forming a part thereof (the “Preliminary Prospectus”); (iii) the final prospectus dated December 3, 2009 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 4, 2009 (the “Final Prospectus”, and together with the Preliminary Prospectus, the “Prospectus”) in connection with the offering and sale by the Trust of the Trust Preferred Securities, and (iv) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.  The Trust Preferred Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of 9.625% Junior Subordinated Debt Securities of the Company due 2040 (the “Junior Subordinated Debt Securities”) issued pursuant to that certain Indenture dated as of December 8, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture dated as of December 8, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Supplemental Indenture”).  Pursuant to a Guarantee Agreement dated as of December 8, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as guarantee trustee, the Company will guarantee the Trust Preferred Securities to the extent described in the Registration Statement and the Prospectus (the “Guarantee”).

In rendering this opinion, we have relied upon representations and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In rendering this opinion we have assumed the genuineness of all signatures or instruments relied upon by us, the legal competence of all signatories to such instruments, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.  In addition, with your permission, we have expressly assumed (i) the due authorization, execution and delivery of the Indenture, the Supplemental Indenture, the Guarantee and the Junior Subordinated Debt Securities by all parties thereto other than the Company.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.  the Junior Subordinated Debt Securities constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms; and

2.  the Guarantee constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

The opinions set forth above are each subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any security or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

This opinion is limited to the laws of the State of New York, matters governed by the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution) and the federal securities laws of the United States and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 8, 2009, and to the reference to us under the caption “Validity of the Securities” in the Registration Statement and the Prospectus that forms a part thereof.  In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Securities Act.  We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz